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                                                                                                                    5/30/97
                              THE SOUTHERN COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended April 30, 1997
                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                                     Year ended December 31,              April 30,
                                                        ==========================================================================
                                                              1992       1993       1994         1995           1996        1997
                                                        ---------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                       $1,792,538  $1,826,864  $1,756,149    $1,900,288    $1,944,144   $1,951,259
      Currently payable  federal & state income taxes      393,006     484,926     685,047       656,519       651,213      624,880
      Deferred  federal & state income taxes, net          220,577     209,376      (3,881)       86,938        56,603       51,932
      Other income taxes, net                               (5,704)    (17,535)      4,145        25,194        49,802       45,042
      AFUDC - Debt funds                                    11,922      13,251      18,123        20,267        19,073       17,885
                                                        -----------  ---------  ----------   -----------   -----------   ----------
         Earnings  as defined                           $2,412,339  $2,516,882  $2,459,583    $2,689,206    $2,720,835   $2,690,998
                                                        ===========  =========  ==========   ===========   ===========   ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $  683,057     594,746  $  567,120    $  557,199   $  530,067   $  561,950
   Interest  on interim  obligations                        15,650      29,831      33,401        62,693      107,008      104,300
   Amort of debt discount, premium & expense, net           14,231      26,295      29,911        43,960       33,184       28,266
   Other interest  charges                                  34,222      87,086      46,945        52,712       68,099       93,378
                                                        -----------   --------- -----------   -----------  ------------  ---------
         Fixed charges as defined                          747,160     737,958     677,377       716,564      738,358      787,894
Tax  deductible   preferred  dividends                       4,217      4,069       3,775         3,775        3,775         3,775
                                                        -----------   ---------  ----------    ----------   -----------  ---------
                                                           751,377     742,027     681,152       720,339      742,133      791,669
                                                        -----------  ---------  ----------   -----------   ----------   ----------
Non-tax  deductible  preferred  dividends                   99,771      89,398      83,614        84,482       80,841       73,883
Ratio  of net income  before  taxes to net income       x    1.575     x 1.614     x 1.625       x 1.638      x 1.619       x1.611
                                                        -----------   --------- -----------   -----------  ------------ ----------
Pref  dividend  requirements  before  income  taxes        157,139     144,288     135,873       138,382      130,882      119,026
                                                        -----------   --------- -----------   -----------  ------------ ----------
Fixed  charges  plus  pref  dividend  requirements      $  908,516    $886,315  $  817,025    $  858,721   $  873,015   $  910,695
                                                        ===========   ========= ===========   ===========  ===========  ==========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                          2.66        2.84        3.01          3.13         3.12         2.95
                                                              ====        ====        ====          ====         ====         ====




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